Exhibit K-6



                          AMBAC ASSURANCE CORPORATION

                      FINANCIAL GUARANTY INSURANCE POLICY


Policy Number:             AB0822BE

Re:                        Special Value Expansion Fund, LLC (the "Borrower")

Insured Obligations:       Up to $200,000,000 Revolving Loans and Swing-Line
                           Loans (the "Loans")

Beneficiary:               Union Bank of California, N.A., as Administrative
                           Agent (the "Administrative Agent") under the Credit
                           Agreement (as defined herein) and any successor in such capacity, for the benefit of each Lender under and as defined in the Credit Agreement (each a "Lender")

                  AMBAC ASSURANCE CORPORATION ("Ambac"), a Wisconsin stock insurance corporation, for consideration received, hereby unconditionally and irrevocably guarantees to each Lender, subject only to the terms of this financial guaranty insurance policy (this "Policy"), that the full and complete Insured Amount (as defined herein) will be paid to the Administrative Agent, a Lender or a Bankruptcy Trustee (as defined herein), as described herein after a claim is made by the Administrative Agent or a Lender, as applicable, during the Term of the Policy in accordance with the procedures set forth herein.

                  Insured Amounts shall be paid only at the time set forth in this Policy and no Insured Amounts shall be paid on an accelerated basis regardless of any acceleration or early prepayment of the Loans unless such accelerated payments or repayments are made at the sole option of Ambac. In the event that Ambac elects, in its sole discretion, to make any payments of Insured Amounts on an accelerated basis, such payments shall be made on the related Payment Date. Ambac's obligations with respect to a particular Insured Amount shall be discharged to the extent funds equal to the applicable Insured Amount are paid to the Administrative Agent (or a Lender or a Bankruptcy Trustee, as applicable), whether or not such funds are properly applied by the Administrative Agent or such Bankruptcy Trustee, as applicable.

                  For all purposes of this Policy, unless otherwise defined herein, capitalized terms used herein shall have the meanings provided in the Credit Agreement, dated as of November 17, 2004 (the "Credit Agreement"), among the Borrower, the Administrative Agent, IXIS Financial Products Inc., as Arranger, Ambac, as Insurer, and various financial institutions, which are, or may become, party thereto, as Lenders, unless the context shall otherwise require.

                  This Policy is irrevocable and not cancelable for any reason (including non- payment of the premium) and may not be modified, altered, amended or endorsed by Ambac without the prior written consent of the Administrative Agent.

                  Ambac will pay any Insured Amount (other than Preference Amounts) payable under this Policy no later than 12:00 noon New York City time on the later of (i) any Payment Date with respect to the Insured Obligations on which the related Distribution Amount (as defined herein) is due or (ii) the second Business Day following actual receipt on a Business Day by Ambac, of a Notice (as defined herein), which Notice may be transmitted by telephone, telecopy or telex and shall be effective when received; provided that, if such Notice is received after 12:00 noon New York City time on such Business Day, it shall be deemed to be received on the following Business Day. If any such Notice received by Ambac is not in the form of Exhibit A, or the information given by the Administrative Agent in the Notice is incomplete for the purpose of making claims hereunder, it shall be deemed not to have been received by Ambac for purposes of this paragraph, and Ambac shall by 2:00 p.m. New York City time on the date received or deemed received, promptly so advise the Administrative Agent of such deficiency and of the nature of the deficiency and the Administrative Agent may submit an amended or corrected Notice by 4:00 p.m. New York City time on such date. If such an amended Notice in the form of Exhibit A and otherwise sufficient for the purpose of making claim under this Policy is so received by Ambac, it shall be deemed to have been timely received on such Business Day.

                  Ambac will pay to a Bankruptcy Trustee or Lenders, as applicable, any Insured Amount that is a Preference Amount (as defined herein) on the third Business Day following receipt on a Business Day by Ambac of (i) a certified copy of an order (of the type described in the definition of Preference Amount) related to such Preference Amount (the "Order"), (ii) a certificate by or on behalf of the Administrative Agent or Lenders that the Order has been entered and is not subject to any stay, (iii) an assignment at a time a claim is made for a Preference Amount under this Policy, conditional upon payment in full of such Insured Amount and otherwise in such form as is reasonably required by Ambac from each Lender, irrevocably assigning to Ambac all rights and claims of each Lender, if any, relating to or arising under the Insured Obligations against the debtor which made such preference payment, to the extent of such preference payment, and (iv) a Notice (in the form attached hereto as Exhibit A) appropriately completed and executed by the Administrative Agent; provided that if such documents are received after 12:00 noon New York City time on such Business Day, they will be deemed to be received on the following Business Day. Such payments shall be disbursed to the Bankruptcy Trustee (as defined herein) named in the Order and not to any Lender directly unless such Lender provides certification or other evidence reasonably satisfactory to Ambac that it has returned principal, interest or Commitment Fees and Premiums paid on the Insured Obligations to such Bankruptcy Trustee, in which case such payment shall be disbursed to such Lender.

                  Insured Amounts due under this Policy will be disbursed by Ambac to the Administrative Agent, the Bankruptcy Trustee or the Lenders, as the case may be, by wire transfer of immediately available funds in the amount of the Insured Amount.

                  As used herein, the following terms shall have the following meanings:

                  "Bankruptcy Trustee" means the bankruptcy trustee or receiver (including the debtor as debtor in possession) named in the order of a court, administrator, authority or tribunal exercising competent jurisdiction in an insolvency proceeding which order permits such bankruptcy trustee or receiver to recover amounts of principal, interest or Commitment Fees and Premiums paid on the Insured Obligations to a Lender.

                  "Business Day" has the meaning given to such term in the Credit Agreement; provided that if an event or determination is to be made on a day that is not a Business Day, then such event shall occur or be determined on the next following Business Day.

                  "Commitment Fees and Premiums" means (i) the commitment fees payable pursuant to Section 2.4.1 of the Credit Agreement and (ii) any commitment reduction premium with respect to commitment fees due and payable pursuant to Section 2.2 of the Credit Agreement; in the case of clause (ii) so long as the reduction giving rise to such commitment reduction premium under the Credit Agreement was approved in writing by Ambac.

                  "Deficiency Amount" means, for any Payment Date, the amount certified by the Administrative Agent equal to the excess, if any, of the Distribution Amount on such Payment Date over the amount paid by the Borrower to the Administrative Agent in accordance with the Credit Agreement for the payment of principal, interest and Commitment Fees and Premiums due under the Credit Agreement on such Payment Date.

                  "Distribution Amount" means, (a) with respect to any Payment Date, the total amount of interest and Commitment Fees and Premiums due on the Insured Obligations and payable on such Payment Date, provided that, unless an Insurer Default has occurred and is continuing, no principal shall be deemed due and payable under Section 3.4.1(d) of the Credit Agreement until November 17, 2012, (b) with respect to November 17, 2012, the total amount of unpaid principal due on the Insured Obligations and payable on such Payment Date and
(c) with respect to any Payment Date specified in the second sentence of the definition of Payment Date, the total amount Ambac has elected to pay in respect of such accelerated payment.

                  "Insured Amount" means (i) as of any Payment Date, any Deficiency Amount (excluding any accelerated payment made at the sole option of Ambac) and (ii) any Preference Amount. Insured Amount shall not include any taxes, withholding or other charge imposed by any governmental authority (including interest and penalties in respect of such charge or taxes) with respect to any payment due with respect to the Insured Obligations or this Policy.

                  "Insured Obligations" has the meaning set forth on the first page of this Policy.

                  "Insurer Default" means any one of the following events shall have occurred and be continuing:

                           (i) Ambac fails to make a payment required under this Policy in accordance with its terms;

                           (ii) Ambac (A) files any petition or commences any case or proceeding under any provision or chapter of the United States Bankruptcy Code or other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization,
         (B) makes a general assignment for the benefit of its creditors, or
         (C) has an order for relief entered against it under the United States Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization, which is final and nonappealable or not dismissed or discharged within sixty (60) days; or

                           (iii) a court of competent jurisdiction, the Wisconsin Department of Insurance or other competent regulatory authority enters an order, judgment or decree (1) appointing a custodian, trustee, agent or receiver for Ambac or for all or any material portion of its property or (2) authorizing the taking of possession by a custodian, trustee, agent or receiver of Ambac (or the taking of possession of all or any material portion of the property of Ambac), which in each case is final and nonappealable or continues undismissed or undischarged for a period of sixty (60) days.

                  "Notice" means the telephonic, telecopy or telex notice, promptly confirmed in writing substantially in the form of Exhibit A hereto, from the Administrative Agent making a claim under the Policy and specifying the Insured Amount.

                  "Payment Date" means, with respect to any Deficiency Amount,
(i) each date on which interest or Commitment Fees and Premiums, if any, are due on any Insured Obligations in accordance with Section 3.4.1(e) of the Credit Agreement and (ii) November 17, 2012. If Ambac elects, in its sole discretion, to make any payments on the Insured Obligations that have been accelerated, the Payment Date on which such accelerated payment is made shall also be a Payment Date hereunder.

                  "Preference Amount" means any amount payable to a Lender on the Loans which has become due for payment and otherwise would have been covered with respect to an Insured Obligation under the terms of the Policy and in respect of which payment is made to a Lender by or on behalf of the Administrative Agent which is recoverable and sought to be recovered as an avoidable preference by a Bankruptcy Trustee in accordance with a final non-appealable order of a court, administrator, authority or other tribunal having competent jurisdiction.

                  "Term of the Policy" means the period from and including the date hereof to and including the first date on which (i) the Credit Agreement is terminated in accordance with its terms and all Insured Amounts have been paid or deemed to be paid under the Credit Agreement, and (ii) the period, if any, during which any Insured Amount could be avoided under any applicable bankruptcy, insolvency, receivership or similar law, has expired; provided that if an insolvency proceeding by or against the Borrower exists during the period referred to in the preceding clause (ii), then the period referred to in clause
(ii) shall terminate on the date of the conclusion or dismissal of such bankruptcy, insolvency, receivership or similar proceeding without continuing jurisdiction by the court in such proceeding; provided, further, that if the Lenders are required to return any Preference Amount as a result of such insolvency proceeding, then the period referred to in clause (ii) shall terminate on the date on which Ambac has made all payments required to be made under the terms of this Policy in respect of all such Preference Amount.

                  All notices, presentations, transmissions, deliveries and communications made by the Administrative Agent to Ambac with respect to this Policy shall specifically refer to the number of this Policy, shall be in writing (except as otherwise specifically provided herein) and shall be mailed by registered mail or personally delivered or telecopied to Ambac as follows:

                           Ambac Assurance Corporation
                           One State Street Plaza
                           New York, New York 10004
                           Attention: Risk Management, Structured Finance
                                      and Credit Derivatives
                           Facsimile No.: (212) 208-3113

or to such other address, officer, telephone number or facsimile number as may be designated by Ambac in writing from time to time. Each such notice, presentation, delivery and communication shall be effective only upon receipt by Ambac (in each case in which notice or other communication to Ambac refers to a claim on this Policy or any other event with respect to which failure on the part of Ambac to respond shall be deemed to constitute consent or acceptance, then a copy of such notice or other communication should also be sent to the attention of the General Counsel and shall be marked to indicate "URGENT MATERIAL ENCLOSED").

                  The obligations of Ambac under this Policy are irrevocable, primary, absolute and unconditional (except as expressly provided herein), and neither the failure of the Administrative Agent, the Borrower or any other Person to perform any covenant or obligation in favor of Ambac (or otherwise), nor any failure or omission to make a demand permitted hereunder, nor any failure to make any payment of premium, nor the commencement of any bankruptcy, insolvency, receivership or similar proceeding by or against the Borrower or any other Person, nor any other circumstance (other than indefeasible payment in full of the Insured Amounts) that might constitute a legal or equitable discharge or defense of or to a surety or guarantor shall in any way affect or limit Ambac's obligations under this Policy. Ambac's obligations to make payment under this Policy are irrevocable, absolute and unconditional, irrespective of the value, genuineness, validity, legality or enforceability of the Loans or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for the amounts due for payment hereunder, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance which might constitute a legal or equitable defense to payment of a surety or guarantor, including fraud in the inducement or fraud in the fact. Ambac hereby expressly waives diligence, presentment, protest and any requirement that the Administrative Agent, the Bankruptcy Trustee or any Lender, as applicable, exhaust any right, power or remedy or proceed against the Issuer, or against any other person under any other guarantee of, or security for, the Loans, provided that the Administrative Agent shall be required to deliver a Notice as contemplated by this Policy. None of the foregoing waivers shall prejudice any claim Ambac may have, whether directly or as subrogee of the Administrative Agent or any Lender, subsequent to making such payment to the Administrative Agent or any Lender in accordance with this Policy. If an action or proceeding to enforce this Policy is brought, the Administrative Agent shall be entitled to recover from Ambac costs and expenses reasonably incurred by the Administrative Agent, including, without limitation, reasonable fees and expenses of counsel.

                  The premiums paid in respect of this Policy are nonrefundable for any reason whatsoever, including payment, or provisions being made for payment, of the Insured Amounts prior to maturity.

                  Ambac shall be subrogated to the rights of each Lender to receive payments under the Insured Obligations to the extent of any Insured Amounts paid by Ambac hereunder to or on behalf of such Lender.

                  This Policy and the obligations of Ambac hereunder shall terminate upon the expiration of the Term of the Policy. This Policy shall be returned to Ambac upon expiration.

                  THIS POLICY IS NOT COVERED BY THE PROPERTY/CASUALTY INSURANCE SECURITY FUND SPECIFIED IN ARTICLE 76 OF THE NEW YORK INSURANCE LAW.

                  This Policy sets forth in full the undertaking of Ambac, and shall not be modified, altered or affected by any other agreement or instrument, including any modification or amendment thereto, or by the merger, consolidation or dissolution of the Borrower or any other Person and may not be canceled or revoked prior to the time it is terminated in accordance with the express terms hereof.

                  This Policy shall be governed by and construed in accordance with the laws of the State of New York.

                  IN WITNESS WHEREOF, Ambac has caused this Policy to be duly executed on its behalf by its duly authorized officers on this 17th day of November, 2004.


                                             AMBAC ASSURANCE CORPORATION


                                             By: /s/ Jennifer Meyer
                                                 ----------------------------

                                             Title:

                                   EXHIBIT A

                                NOTICE OF CLAIM


Ambac Assurance Corporation
One State Street Plaza
New York, New York 10004
Attention: General Counsel

The undersigned, a duly authorized officer of Union Bank of California, N.A., as Administrative Agent (the "Administrative Agent"), hereby certifies to Ambac Assurance Corporation ("Ambac"), with reference to Financial Guaranty Insurance Policy No. AB0822BE (the "Policy") issued by Ambac in respect of up to $200,000,000 Revolving Loans and Swing-Line Loans (the "Insured Obligations") of Special Value Expansion Fund, LLC (the "Borrower"), that:

                  (i) The Administrative Agent is the Administrative Agent under the Credit Agreement, dated as of November 17, 2004, among the Borrower, the Administrative Agent, IXIS Financial Products Inc., as Arranger, Ambac, as Insurer, and various financial institutions, which are, or may become, party thereto, as Lenders, for the Lenders.

                  (ii) [A payment previously made on the Insured Obligations has become a Preference Amount, as indicated by the attached order.] OR [Payment on the Insured Obligations in respect of the __________ Payment Date is due to be received on _________ under the Credit Agreement, in an amount equal to $________.]

                  (iii) [The amount of the Preference Amount is $______, and consists of [interest] [and/or Commitment Fees and Premiums] on the Insured Obligations in the amount of $______ paid on _______, _______, [and principal paid on the Insured Obligations in the amount of $______ paid on ______, _______.]] OR [There is a Deficiency Amount of $_______ in respect of the Insured Obligations, which amount is due for payment pursuant to the terms of the Credit Agreement.]

                  (iv) Neither the Administrative Agent nor any Lender has heretofore made a demand for such [Deficiency Amount][Preference Amount].

                  (v) The Administrative Agent is making a claim under the Policy for such [Deficiency Amount][Preference Amount].

                  (vi) The Administrative Agent hereby requests the payment of such [Deficiency Amount][Preference Amount] be made by Ambac under the Policy and directs that payment under the Policy be made to the following account by bank wire transfer of federal or other immediately available funds in accordance with the terms of the Policy to:_____________.

                  (vii) The Administrative Agent hereby agrees that, following receipt of such [Deficiency Amount][Preference Amount] from Ambac, it shall (a) hold such amounts in trust and apply the same directly to the distribution of payment of the Insured Obligations when due or as soon as possible thereafter; (b) not apply such funds for any other purpose; and (c) maintain an accurate record of such payments with respect to each Insured Obligation and the corresponding claim on the Policy and proceeds thereof.

Unless the context otherwise requires, capitalized terms used in this Notice of Claim and not defined herein shall have the meanings provided in the Policy.

This Notice of Claim may be revoked by written notice by the Administrative Agent to Ambac at any time if and only to the extent that moneys are actually received in respect of the Insured Amounts prior to such time from a source other than Ambac.

ANY PERSON WHO KNOWINGLY AND WITH INTENT TO DEFRAUD ANY INSURANCE COMPANY OR OTHER PERSON FILES AN APPLICATION FOR INSURANCE OR STATEMENT OF CLAIM CONTAINING ANY MATERIALLY FALSE INFORMATION, OR CONCEALS, FOR THE PURPOSE OF MISLEADING, INFORMATION CONCERNING ANY FACT MATERIAL THERETO, COMMITS A FRAUDULENT INSURANCE ACT, WHICH IS A CRIME AND SHALL ALSO BE SUBJECT TO A CIVIL PENALTY NOT TO EXCEED FIVE THOUSAND DOLLARS AND THE STATED VALUE OF THE CLAIM FOR EACH SUCH VIOLATION.

IN WITNESS WHEREOF, the Administrative Agent has executed and delivered this Notice of Claim as of the [ ] day of [ ].

[NAME OF ADMINISTRATIVE AGENT]
as Administrative Agent


By:______________________________
Name:
Title